Exhibit 10.12

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

EXCLUSIVE LICENSE AGREEMENT

AGREEMENT, dated August 12, 2016 (the “Effective Date”), between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation (“Columbia”), and Singular Genomics Systems, Inc. , a Delaware corporation (“Company”).

1. Definitions.

a. “Affiliate” shall mean any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with, another corporation or entity. Control means direct or indirect ownership of, or other beneficial interest in, fifty percent (50%) or more of the voting stock, other voting interest, or income of a corporation or other entity.

b. “Cover” or “Covered By” shall mean (i) infringes, in the case of a claim in an issued patent, or (ii) would infringe the claim if it existed in an issued patent, in the case of a claim in a pending application.

c. “Designee” shall mean a corporation or other entity that is under contract to, or in partnership with (i) Company, (ii) a Sublicensee, (iii) an Affiliate of Company or (iv) an Affiliate of a Sublicensee, wherein such corporation or other entity is granted the right to make, use, sell, distribute, import, or export Products. For avoidance of doubt, a Third Party reseller of Product that purchases Product at a fair market rate for a reseller from Company, a Sublicensee, or an Affiliate of Company or Sublicensee, for resale and takes title to such Products shall not be deemed a Designee.

d. “Field” shall mean all fields of use.

e. “License Year” shall mean the one year period from the Effective Date of this Agreement or an anniversary thereof to the next anniversary of the Effective Date.

f. “Materials” shall mean the tangible physical material, if any, delivered to Company hereunder. Any Materials delivered to Company hereunder shall be listed in an Exhibit B hereto which may be amended from time to time upon mutual agreement of the parties.

g. “Net Sales” shall mean [***] to Company, Sublicensees, Designees, or any Affiliates of the foregoing for the sale, rental, lease or other transfer of the Product less the following deductions, in each case to the extent actually allowed and taken by such Third Party customer and not otherwise recovered by or reimbursed to Company, Sublicensees, Designees, or any Affiliates of the foregoing in connection with such Product (“Permitted Deductions”): [***].

For ease of administration, Net Sales by Sublicensees may be calculated using the deductions set forth in the applicable sublicense agreement instead of the deductions set forth above, so long as such deductions are commercially reasonable and do not result in any deductions or decreases significantly greater than those permitted herein.

In the case of transfers of Products between any of Company, Sublicensees, Designees, and Affiliates of any of the foregoing, for subsequent sale, rental, lease or other transfer of such Products to Third Parties, Net Sales shall be the greater of (i) [***] for the transfer of the Product between any of Company, Sublicensees, Designees, and Affiliates of any of the foregoing and (ii) [***] to the Third Party customer for that Product in an arms-length transaction.

At Columbia’s option, in the case of transfers of Products between any of Company, Sublicensees, Designees, and Affiliates of any of the foregoing, for use by Company, Sublicensees, Designees, and Affiliates of any of the foregoing such that the Product is consumed or used, and is not incorporated into a product or service subsequently sold to a Third Party customer, Net Sales shall mean the greater of: (1) [***] for the transfer of the Product between any of Company, Sublicensees, Designees, and Affiliates of any of the foregoing, and (2) [***].

In the event that a Product is sold in combination with one or more other products or components that are not Products (a “Combination Product”), Net Sales, for the purposes of determining royalty payments on the Combination Product, shall mean the gross amount collected for the Combination Product less the deductions set forth in clauses (i) – (iv) above, multiplied by a proration factor that is determined as follows:

(i) If all components of the Combination Product were sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [A / (A+B)], where A is the average gross sales price of all Product components during such period when sold separately from the other component(s), and B is the average gross sales price of the other component(s) during such period when sold separately from Product components; or

(ii) If all components of the Combination Product were not sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the parties in good faith negotiations based on the relative value contributed by each component.

h. “Other Product” shall mean any (i) product (or component thereof), other than a Patent Product, the development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which involves the direct use of or incorporation, in whole or in part, of Materials or Technical Information, or (ii) service (or component thereof), other than a Patent Product, the performance of which involves the direct use of or incorporation, in whole or in part, of Materials or Technical Information.

i. “Patent” or “Patents” shall mean: (i) the United States and foreign patents and/or patent applications listed in Exhibit A hereto; (ii) any non-provisional patent applications that claim priority to any provisional patent applications listed in Exhibit A hereto; (iii) any and all claims of continuation-in-part applications that claim priority to the United States patent applications listed in Exhibit A, but only where such claims are directed to inventions disclosed in the manner provided in the first paragraph of 35 U.S.C. Section 112 in the United States patent applications listed in Exhibit A, and such claims in any patents issuing from such continuation-in-part applications; (iv) any and all foreign patent applications, foreign patents or related foreign patent documents that claim priority to the patents and/or patent applications listed in Exhibit A; (v) any and all divisionals, continuations, reissues, re-examinations, renewals, substitutions, and extensions of the foregoing; and (vi) any and all patents issuing from the foregoing. Notwithstanding the preceding definition, Patent and Patents shall not include any patents or patent applications based on research conducted after the Effective Date, except as otherwise agreed in a separate writing.

j. “Patent Product” shall mean any (i) product (or component thereof) the manufacture, use, sale, offering for sale, or importation of which is Covered By a Valid Claim of a Patent, or (ii) service (or component thereof), the performance of which is Covered By a Valid Claim of a Patent.

k. “Product” or “Products” shall mean a Patent Product and/or an Other Product.

l. “Sublicensee” shall mean any third party to whom Company has granted a sublicense pursuant to this Agreement. An Affiliate of Company exercising rights hereunder shall not be considered a Sublicensee.

m. “Technical Information” shall mean any know-how, technical information and data developed by Columbia by or under the direction of [***] prior to the Effective Date and provided to or received by Company, which know-how, technical information and data, including, without limitation, any know-how, technical information and data disclosed in any Patent, (i) are necessary or useful for the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of a Product, (ii) are specifically identified on Exhibit C hereto which may be amended from time to time upon mutual agreement of the parties, and (iii) has not become a matter of public information or publicly available prior to the Effective Date. For the avoidance of doubt, Technical Information shall not, however, include any know-how, technical information or data that (i) is in the possession of Company prior to the time such know-how, technical information or data was developed by Columbia; or (ii) is independently developed by Company or a Third Party from which Company rightfully obtains such know-how, technical information or data, without use of any such know-how, technical information or data from Columbia as evidenced by Company’s corroborating written documentation.

n. “Territory” shall mean worldwide.

o. “Third Party” shall mean any entity or person other than Company, Sublicensees, Designees, or their Affiliates.

p. “Valid Claim” shall mean a claim of (i) an issued Patent or (ii) in the case of a claim in a pending application of a Patent, a claim that has not been pending for the longer of (A) [***] from the date of the first binding examination on the merits of the claims in such pending application by a national patent office or (B) [***] from the date of first filing of the applicable provisional patent application, or if no provisional patent application is filed, the date of first filing of the applicable non-provisional or international patent application, unless and until such claim becomes an issued claim of an issued Patent, which in either case of (i) or (ii) has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal.

2. License Grant.

a. Columbia grants to the Company and any Affiliate thereof, upon and subject to all the terms and conditions of this Agreement (including Section 3 hereof):

(i) an exclusive license under the Patents to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent or lease Products in the Field and throughout the Territory;

(ii) an exclusive license to use Technical Information to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent or lease Products in the Field and throughout the Territory, until such time as Technical Information is published or otherwise publicly distributed and thereafter, the license granted hereunder shall automatically convert to a non-exclusive license, provided however, that Columbia and its faculty and employees shall have the right to publish, disseminate or otherwise disclose the Technical Information in accordance with Section 3.b.; and

(iii) an exclusive license to use Materials to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent or lease Products in the Field and throughout the Territory.

b. Columbia grants to Company the right to grant sublicenses, provided that: (i) the sublicense agreement must be consistent with the terms and provisions of this Agreement applicable to the Company; (ii) the Sublicensee shall have no further right to grant sublicenses under this Agreement without the prior written consent of Columbia, not to be unreasonably withheld; (iii) in the event any Sublicensee (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or other forum, Company shall, upon written request by Columbia and to the extent permitted by applicable laws, terminate forthwith the sublicense agreement with such Sublicensee, and the sublicense agreement shall provide for such right of termination by Company; (iv) the Sublicensee will submit quarterly reports to Company consistent with the reporting provision of Section 5a herein; (v) Company remains fully liable for the performance of its and its Sublicensee’s obligations hereunder; (vi) Company notifies Columbia of any proposed grant of a sublicense and provides to Columbia a copy of any sublicense agreement within thirty (30) days following execution thereof; provided such sublicense agreement may be redacted for information not necessary to determine compliance with this Agreement, and (vii) no such sublicense or attempt to obtain a sublicensee shall relieve Company of its obligations under Section 6 hereof to exercise its own commercially reasonable efforts, directly or through a sublicense, to discover, develop and market Products, nor relieve Company of its obligations to pay Columbia any and all license fees, royalties and other payments due under the Agreement, including but not limited to under Sections 4, 5 and 11 of the Agreement. Company may not enter into a sublicense agreement prior to the first anniversary of the Effective Date, without Columbia’s prior written consent, not to be unreasonably withheld.

c. Columbia will use reasonable efforts to promptly notify the Company of any Improvements to the Patents in the Field reported to Columbia Technology Ventures [***], or those working under his direction, within one (1) year of the effective date of the license agreement and agrees to enter into good faith discussions with Company about the possibility of exclusively licensing such Improvements subject to the following: (i) any commitments or obligations to any third party undertaken by Columbia, whether undertaken before or after the Effective Date; (ii) any limitations imposed by law, rule or regulation or by the terms of any government grant, contract or cooperative agreement; (iii) 35 U.S.C Section 200 et seq. and implementing regulations and policies; and (iv) any requirements imposed on Columbia to maintain any particular tax status, standing or exemption. For purposes of the license agreement, “Improvements” means any discovery, development, invention, enhancement or modification (i) on which [***] is an inventor or developer, individually or with others in his laboratory employed by Columbia, (ii) that is not included in the Patents, and (iii) that claims inventions for which manufacture, use or sale would necessarily infringe a Valid Claim of a Patent. Any disclosures by Columbia to Company under this Section 2(c) shall be subject to Section 7 and sufficiently detailed for Company to assess the commercial viability of the Improvements.

d. All rights and licenses granted by Columbia to Company under this Agreement are subject to applicable requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies. Without limitation of the foregoing, Company agrees that, to the extent required under 35 U.S.C. Section 204, any Product used, sold, distributed, rented or leased by Company, Sublicensees, Designees, and their Affiliates in the United States will be manufactured substantially in the United States unless Company obtains written permission from the United States government to manufacture such Product outside of the United States, and Columbia will cooperate in good faith with Company’s attempts to obtain such permission. In addition, Company agrees that, to the extent required under 35 U.S.C. Section 202(c)(4), the United States government is granted a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any Patent throughout the world.

e. All rights not specifically granted herein are reserved to Columbia. Except as expressly provided under this Section 2, no right or license is granted (expressly or by implication or estoppel) by Columbia to Company or its Affiliates or Sublicensees under any tangible or intellectual property, materials, patent, patent application, trademark, copyright, trade secret, know-how, technical information, data or other proprietary right.

3. Reservation of Rights for Research Purposes; Freedom of Publication.

a. Columbia reserves the right to practice the Patents and use Materials, to the extent Patents and Materials are exclusively licensed hereunder, for academic research (which for avoidance of doubt does not include sponsored research for for-profit entities under agreements that would grant rights that are inconsistent with the rights granted to Company hereunder) and educational purposes in the Field and to permit other non-profit entities or individuals to practice and use such Patents and Materials for academic research and educational purposes in the Field. Columbia shall obtain from all entities or individuals who are given permission to practice and use such Patents and Materials an agreement in writing to limit such use to academic research and educational purposes. Nothing in this Agreement shall be interpreted to limit in any way the right of Columbia and its faculty or employees to practice and use such Patents and Materials for any purpose outside the Field or to license or permit such use outside the Field by third parties.

b. Company acknowledges that Columbia is dedicated to free scholarly exchange and to public dissemination of the results of its scholarly activities. Columbia and its faculty and employees shall have the right to publish, disseminate or otherwise disclose any information relating to its research activities, including Technical Information.

4. Fees, Royalties and Payment.

a. Importance of Technical Information and Materials. Company has requested, and Columbia has agreed, to grant certain rights to Technical Information and Materials. Because of the importance of Technical Information and Materials, Company has agreed to pay certain royalties to Columbia on Other Products, as specified below, even if it is not Covered By a Patent, in order to obtain rights to Technical Information and Materials. Company has agreed to these payments because of the commercial value of Technical Information and Materials, separate and distinct from the commercial value of the Patents. Company further acknowledges that licenses to Technical Information, Materials, and each patent and application within the definition of Patents were separately available from a license to the Patents, and that for convenience and because of the preference of Company, the parties executed a combined license to the Patents, Technical Information, and Materials.

b. In consideration of the licenses granted under Section 2a of this Agreement, the Company shall pay to Columbia as follows:

(i) License Fee: A nonrefundable, non-recoverable and non-creditable license fee in the sum of [***], payable within 50 days following the execution of this Agreement. The Company acknowledges that Columbia, in its sole discretion, may use such funds to offset any all fees and expenses associated with filing, prosecution and maintenance of the Patents.

(ii) Annual Fee: A nonrefundable and non-recoverable annual license fee payable on January 1 of each calendar year, or the first business day thereafter as follows:

•	[***] for the 1st and 2nd License Years;

•	[***] payable on the 3rd License Year (i.e., January 1, 2019);

•	[***] payable on the 4th License Year;

•	[***] payable on the 5th License Year and each License Year thereafter.

Annual license fees shall be creditable against earned royalties accrued in the calendar year with respect to which such fee applies (e.g., the fee payable January 1, 2019, shall be creditable against earned royalties accrued in calendar year 2019) ; and

(iii) Royalties:

With respect to sales of Products by Company, Sublicensees, Designees or their Affiliates, in the Territory, a nonrefundable and non-recoverable royalty of:

(1)	[***] on Net Sales of Patent Products that are chemicals, reagents or consumables (“Consumable”);

(2)	[***] on Net Sales of Patent Products that are services including but not limited to diagnostic, genotyping, and sequencing services (“Services);

(3)	[***] on Net Sales of Patent Products that are instruments, systems or devices (“System”); and

(4)	[***] on Net Sales of Other Products that are Consumables;

(5)	[***] on Net Sales of Other Products that are Services; and

(6)	[***] on Net Sales of Other Products that are Systems.

In the event Company or its Affiliate, Sublicensee or Designee enters into a license agreement with a Third Party for intellectual property rights which Company (or its Affiliate, Sublicensee or Designee) reasonably deem are necessary to manufacture, use, sell or import Products or that add material value to the development, manufacture or commercialization of Products, then Company may deduct from the royalties due to Columbia on such Products pursuant to Section 4(b)(iii) [***] of any payments actually paid to any such Third Party as consideration solely for any such license to such intellectual property rights; provided that in no event shall the royalties due to Columbia for a given calendar quarter be reduced under Section 4(b)(iii) by more than (i) with respect to Patent Products, [***] or (ii) with respect to Other Products, [***]. Notwithstanding the foregoing, the royalty rate on Net Sales of Other Products that are [***], as set forth in Section 4(b)(iii)(6) above, [***].

c. In consideration of Company’s right to sublicense third parties granted under Section 2b of this Agreement, Company shall pay to Columbia the following nonrefundable, non-recoverable and non-creditable amounts (the intention of the parties being that Columbia shall receive consideration equivalent to a full pass-through royalty on all sales of Products by Sublicensees):

(i) Royalties:

(A) With respect to sales of Products by Sublicensees, their Designees or their Affiliates, in the Territory, a nonrefundable and non-recoverable royalty [***].

(ii) Other Payments: a percentage of any and all other gross revenues (excluding royalties), fees, payments and consideration (including any premium above fair market value for debt and/or equity securities or instruments, or the market value in an arm’s length transaction of any cross-licensing rights granted by Sublicensee to Company), including without limitation, any upfront, milestone or lump sum payments, received by Company from Sublicensees, their Designees or their Affiliates as full or partial consideration for the grant of any sublicense by Company pursuant to Section 2b of this Agreement (collectively, “Sublicense Revenue”) as follows:

(1)	[***] prior to the first anniversary of the Effective Date unless Columbia has given prior written consent;

(2)	[***] of Sublicense Revenue received by Company after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date;

(3)

[***] of Sublicense Revenue received by Company after the second anniversary of the Effective Date until the later of (i) the third anniversary of the Effective Date or (ii) the first commercial sale of a Product;

(4)	[***] of Sublicense Revenue received by Company thereafter.

For avoidance of doubt, Sublicense Revenue shall not include the following: (i) royalties on Net Sales, (ii) funds that are paid for bona-fide research and development of Products that occurs after the actual date of execution of the sublicense agreement, but not to exceed fair market rates, (iii) fair market value payments for equity or securities of Company, or payments for an acquisition of all or substantially all of its assets that includes the assignment of this Agreement, and (iv) reimbursement for patent prosecution, defense, enforcement or maintenance or other related expenses.

For avoidance of doubt, Sublicense Revenue shall not include fees, payments or consideration received by Company attributable to the grant of licenses or sublicenses by Company to intellectual property other than the Patents, Technical Information and Materials. Company may apportion without discrimination a commercially reasonable percentage of sublicensing payments made to Columbia, which shall not be less than [***] of the total Sublicense Revenue otherwise payable under 4(c)(ii). Upon request of either Party, Columbia and Company will meet to discuss such proposed apportionment if in such Party’s opinion the apportionment does not reasonably reflect the value of the sublicensed Patents, Technical Information or Materials. If there is a dispute between the Parties as to reasonable apportionment, such dispute shall be subject to Section 26(a).

d. Development Milestone Payments: In the event that the Company, Sublicensees, or their Affiliates (collectively “Developer”) develops a Product for potential commercial sale in the Territory, the following nonrefundable, non-recoverable and non-creditable milestone payments shall be made by Company to Columbia with respect to milestones 1-3, the first Product to reach such milestones, as follows:

(1)	[***] on the [***] on a Company proprietary system using a Product;

(2)	[***] on first commercial sale of a Product that is a Consumable;

(3)	[***] on first commercial sale of a Patent Product that is a System;

(4)	[***] on achievement of [***] in cumulative gross sales of Products, payable [***] (for clarity, this payment shall be made only once based on sales of all Products);

For avoidance of doubt, each of the above milestones shall be payable only once.

In the event one or more of the above milestones are achieved in conjunction with, or solely by, a Sublicensee, Company will pay Columbia the greater of: (a) the applicable Development Milestone Payment or (b) the Sublicense Revenue payment pursuant to Section 4(c)(ii), but not both.

e. Duration of Other Product Royalties. Royalties on Other Products shall be payable on Net Sales on a country-by-country basis, and shall apply in the case of an Other Product that is a System, Consumable or Service, until the twelfth (12th) anniversary of the first bona fide commercial sale of each of the first Product (whether Patent Product or Other Product at the time of such first commercial sale) that is a (i) System, (ii) Consumable, and (iii) Service in such country, respectively, but in any event shall not extend beyond the [***] anniversary of this Agreement (the “Other Product Royalty Term”).

f. Highest Royalty Due. If a Product is covered by both the definition of Patent Product and Other Product, Columbia shall be entitled to the Patent Product royalty rate on the Product. Columbia shall not be entitled to more than one royalty payment on the same Product sale under Section 4. To the extent a Product ceases being a Patent Product, but is still an Other Product, Columbia shall be entitled to the Other Product royalty rate on the Product, but only for such time as specified in Section 4e. By way of example, but not by way of limitation, if the manufacture of a Product is Covered by a Valid Claim of a Patent, and the manufacture of that Product also incorporates in part Technical Information, Company must pay the royalty specified in Section 4b(iii)(1)-(3). If, after some period of time (for example, five years) of paying the royalties specified in Section 4b(iii)(1)-(3) on the Product, the Product ceases to be a Patent Product, Company must continue to pay royalties on the Product pursuant to Section 4b(iii)(4)-(6) for the duration specified in Section 4e.

g. No Non-Monetary Consideration. Without Columbia’s prior written consent, Company, Sublicensees, Designees, and Affiliates of the foregoing, shall not solicit or accept any material consideration for the sale of any Product other than as will be accurately reflected in Net Sales. Furthermore, Company shall not enter into any transaction with any Affiliate that would circumvent its monetary or other obligations under this Agreement.

h. Rate Adjustment on Challenge; Payment of Costs and Expenses.

(i) In the event Company (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or other forum (“Challenge”), all royalty rates, and other payment rates set forth in Sections 4b(iii) and 4c for Patent Products shall [***] on and after the date of such challenge for the remaining term of this Agreement.

(ii) Company shall pay all reasonable out-of-pocket costs and expenses incurred by Columbia (including reasonable attorneys’ fees) in connection with defending a Challenge. Columbia may bill Company on a quarterly basis with respect to such costs and expenses, and Company shall make payment within thirty (30) days after receiving an invoice from Columbia.

(iii) In the event at least one claim of a Patent that is subject to a Challenge survives the Challenge by not being found invalid or unenforceable regardless of whether the claim is amended as part of the Challenge, all royalty rates, and other payment rates set forth in Sections 4b(iii) and 4c for Patent Products shall [***] (but, for clarity, not in addition to the doubling under clause (i) above) on and after the date of such finding for the remaining term of this Agreement.

Company acknowledges and agrees that the provisions set forth in this Section 4h reasonably reflect the value derived from the Agreement by Company in the event of a Challenge. In addition, Company acknowledges and agrees that any payments made under this Section 4h shall be nonrefundable and non-recoverable for any reason whatsoever.

i. Sale Below Fair Market Value. In the event that Company, Sublicensees, Designees or their Affiliates sell Product to a Third Party to whom it also sells other products, the price for Licensed Product shall not be established such that Net Sales is below fair market value with the intent of increasing market share for other products sold by Company, Sublicensees, Designees or their Affiliates to such Third Party or for the purpose of reducing the amount of royalties payable on the Net Sales of Product. If the sale of Product under such circumstances results in Net Sales below the fair market value of Product, then the Net Sales of Product in such transaction shall be deemed to be the fair market value for purposes of calculating payments owed to Columbia under this Agreement.

j. Equity: Company shall provide equity in the Company to Columbia as specified in the stock purchase agreement to be executed in association with the License Agreement. A breach of the stock purchase agreement shall be deemed a breach of this Agreement. The stock purchase agreement shall include the equivalent of the following provisions:

i) Company shall grant to Columbia shares of the common stock of Company representing [***] of the common stock outstanding as of the date of this Agreement. Promptly following closing on cumulative institutional or non-institutional equity investments (i.e., exclusive of grants and loans) of at least [***], Company shall grant to Columbia additional shares of the common stock of Company such that the total shares granted pursuant to this Agreement represents [***] of shares outstanding after giving effect to closing on [***] of such investment.

ii) [***]

5. Reports and Payments.

a. Within forty-five (45) days or (if all or some royalties for such calendar quarter are based on sales by Sublicensees or Designees) sixty (60) days after the first business day of each calendar quarter of each License Year of this Agreement, Company shall submit to Columbia a written report with respect to the preceding calendar quarter (the “Payment Report”) stating:

(i) Gross and Net Sales of Products by Company, Sublicensees, Designees and their Affiliates during such quarter, together with detailed information sufficient to permit Columbia to verify the accuracy of reported Net Sales, including Product names, country where manufactured, country where sold, actual selling price, units sold, and identification whether the Product is a Patent Product or Other Product;

(ii) Sublicense Revenue received by Company from its Sublicensees during such quarter together with the respective payment reports (which may be redacted for information not relevant to the calculation of the Sublicense Revenue payment) received by Company from any Sublicensees; and

(iii) A calculation under Section 4 of the amounts due to Columbia.

b. Simultaneously with the submission of each Payment Report, Company shall make payments to Columbia of the amounts due for the calendar quarter covered by the Payment Report. Payment shall be by check payable to The Trustees of Columbia University in the City of New York and sent to the following address:

The Trustees of Columbia University in the City of New York

Columbia Technology Ventures

[***]

[***]

or to such other address as Columbia may specify by notice hereunder, or if requested by Columbia, by wire transfer of immediately available funds by Company to:

[***]

or to such other bank and account identified by notice to Company by Columbia. Company is required to send the quarterly royalty statement whether or not royalty payments are due.

c. Within thirty (30) days after the date of termination or expiration of this Agreement, Company shall pay Columbia any and all amounts that are due pursuant to this Agreement as of the date of such termination or expiration, together with a Payment Report for such payment in accordance with Section 5a hereof, except that such Payment Report shall cover the period from the end of the last calendar quarter prior to termination or expiration to the date of termination or expiration. Nothing in the foregoing shall be deemed to satisfy any of Company’s other obligations under this Agreement upon termination or expiration.

d. With respect to revenues obtained by Company in foreign countries, Company shall make royalty payments to Columbia in the United States in United States Dollars. In the event that Company sublicenses Patents to a Sublicensee that does not qualify as a United States taxpayer, and payments to Company for such sublicense will be reduced by withholding taxes, the parties intend that Columbia will share proportionally and equitably with respect to such reductions in payment to Company. In such event, the parties will discuss in good faith a reasonable and fair apportionment of such responsibility and mechanism for such apportionment. Royalty payments for transactions outside the United States shall first be determined in the currency of the country in which they are earned, and then converted to United States dollars using the buying rates of exchange quoted by The Wall Street Journal (or its successor) in New York, New York for the last business day of the calendar quarter in which the royalties were earned. Any and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars and any income, remittance, or other taxes on such royalties required to be withheld at the source shall be the exclusive responsibility of Company, and shall not be used to decrease the amount of royalties due to Columbia. Company and Columbia will cooperate reasonably in completing and filing documents required under provisions of any applicable tax Laws or under any other applicable Laws in connection with the making of or exemption from any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment. Royalty statements shall show sales both in the local currency and US dollars, with the exchange rate used clearly stated.

e. Company shall maintain at its principal office usual books of account and records showing its actions under this Agreement, and sufficient to determine Company’s compliance with its obligations hereunder. Upon reasonable notice, but not more than once per calendar year, Columbia may have a certified public accountant or auditor, and an attorney (each as to whom Company has no reasonable objection) inspect and copy such books and records for purposes of verifying the accuracy of the amounts paid under this Agreement. The review may cover a period of not more than five (5) years before the first day of the calendar quarter in which the review is requested. In the event that such review shows that Company has underpaid royalties by an amount exceeding the lesser of (i) [***] or more with respect to any calendar quarter or (ii) [***] for any calendar quarter or an aggregate of [***] or more for any calendar year, Company shall pay, within ten days after demand by Columbia, the reasonable out-of-pocket costs and expenses of such review (including the fees charged by Columbia’s accountant and attorney involved in the review), in addition to amount of any underpayment and any interest thereon. Columbia may not inspect any period more than once, unless such period is subject to a dispute. Company agrees to cooperate fully with Columbia’s accountant or auditor and attorney in connection with any such review. During the review, Company shall provide Columbia’s accountant or auditor and attorney with all information reasonably requested to audit and test for completeness, including without limitation, to the extent relevant, information relating to sales, inventory, manufacturing, purchasing, transfer records, customer lists, invoices, purchase orders, sales orders, shipping documentation, third-party royalty reports, pricing policies, and agreements with third parties (including Sublicensees, Designees, Affiliates of Company, Sublicensees and Designees, and customers).

f. Notwithstanding anything to the contrary in this Agreement (including Section 15b), and without limiting any of Columbia’s rights and remedies hereunder, any payment required hereunder that is made late (including unpaid portions of amounts due) shall bear interest, compounded monthly, either at the rate of [***]. Any interest charged or paid in excess of the maximum rate permitted by applicable New York State Law shall be deemed the result of a mistake and interest paid in excess of the maximum rate shall be credited or refunded (at the Company’s option) to Company.

g. Company shall reimburse Columbia for any reasonable costs and expenses incurred in connection with collecting on any arrears of Company with respect to its undisputed payment and reimbursement obligations under this Agreement (such as Section 11b of this Agreement), including the reasonable costs of engaging any collection agency for such purpose.

6. Diligence.

a. Company shall use its commercially reasonable efforts to research, discover, develop and market Products for commercial sale and distribution in the Territory, and to such end, such efforts will include the following (each, a “Milestone Event”):

(1) Securing [***] in total gross cash financing proceeds within [***] of the Effective Date;

(2) Achieve [***] on a Company proprietary system that is or uses a Patent Product within [***] of the Effective Date; and

(3) First commercial sale of a Patent Product within [***] of the Effective Date.

b. If Company believes that it will not achieve a Milestone Event, and provided Company is in compliance with all other material terms and obligations of this Agreement, Company may notify Columbia in writing in advance of the relevant deadline. Company shall include with such notice (a) a reasonable explanation of the reasons for such failure (and lack of finances will not constitute reasonable basis for such failure) (“Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone (“Plan”). If Company so notifies Columbia and provides Columbia with an Explanation and Plan, both of which are reasonably acceptable to Columbia, then Section 6a will be amended to incorporate the extended and/or amended milestone set forth in the Plan. If Company so notifies Columbia and provides Columbia with an Explanation and Plan, but the Explanation is not reasonably acceptable to Columbia, then Company will have the option to extend the deadline for such Milestone Event for a [***] or other agreed upon period by paying to Columbia an extension fee of [***]. If Company does not make such payment or, if after the extension, on a milestone-by-milestone basis, Company fails to achieve the milestone, Columbia shall have the option, in its sole discretion, to terminate this Agreement or convert any or all of such exclusive licenses to nonexclusive licenses with no right to sublicense and no right to initiate legal proceedings pursuant to Section 11.

c. No less often than every twelve (12) months after the Effective Date of this Agreement, Company shall report in writing to Columbia on progress made toward the diligence objectives set forth above.

7. Confidentiality.

a. Except to the extent required to discover, develop, manufacture, use, sell, have sold, distribute, rent or lease Products in the Field, or to grant a sublicense under this Agreement, Company will treat as confidential the Patents and Technical Information disclosed hereunder, and will not disclose or distribute the same to any third party (other than Sublicensees and Designees) without Columbia’s written permission; provided that Company may use the Technical Information in a good faith manner to conduct development and commercialization activities.

b. The obligations of confidentiality under this Section 7 do not apply to any Patents, Materials or Technical Information that Company can demonstrate:

(i) was known to Company prior to receipt thereof from Columbia;

(ii) was or becomes a matter of public information or publicly available through no act or failure to act on the part of Company;

(iii) is acquired by Company from a third party entitled to disclose it to Company; or

(iv) Company discovers, develops independently without reference to or use of such Patents, Materials or Technical Information, as evidenced by contemporaneous written records.

8. Disclaimer of Warranty; Limitations of Liability.

a. Columbia hereby represents to Company that, as of the Effective Date:

1.	all Columbia inventors listed on the Patents have assigned or have an obligation to assign all right, title and interest that they have in the Patents to Columbia; and

2.

Columbia is not in receipt of written notification of any claim, action, case, suit, litigation, arbitration, inquiry or proceeding pending or threatened by any Third Party that seeks to challenge Columbia’s ownership of Patents or the ability of Columbia to grant the licenses hereunder.

b. COLUMBIA IS LICENSING THE PATENTS, MATERIALS, TECHNICAL INFORMATION, AND THE SUBJECT OF ANY OTHER LICENSE HEREUNDER, ON AN “AS IS” BASIS. EXCEPT AS SET FORTH IN SECTION 8a, COLUMBIA MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED OF ANY KIND, AND HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND AS TO THE PATENTS, MATERIALS, TECHNICAL INFORMATION, PRODUCTS AND/OR ANYTHING DISCOVERED, DEVELOPED, MANUFACTURED, USED, SOLD, OFFERED FOR SALE, IMPORTED, EXPORTED, DISTRIBUTED, RENTED, LEASED OR OTHERWISE DISPOSED OF UNDER ANY

LICENSE GRANTED HEREUNDER, INCLUDING BUT NOT LIMITED TO: ANY WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS, ADEQUACY OR SUITABILITY FOR A PARTICULAR PURPOSE, USE OR RESULT; ANY WARRANTIES AS TO THE VALIDITY OF ANY PATENT; AND ANY WARRANTIES OF FREEDOM FROM INFRINGEMENT OF ANY DOMESTIC OR FOREIGN PATENTS, COPYRIGHTS, TRADE SECRETS OR OTHER PROPRIETARY RIGHTS OF ANY PARTY.

b. In no event shall Columbia, or its trustees, officers, faculty members, students, employees and agents, have any liability to Company, Sublicensees, Designees, or Affiliates of the foregoing, or any Third Party arising out of the use, operation or application of the Patents, Technical Information, Materials, Products, or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder by Company, Sublicensees, Designees or Affiliates of the foregoing, or any Third Party for any reason, including but not limited to, the unmerchantability, inadequacy or unsuitability of the Patents, Materials, Technical Information, Products and/or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder for any particular purpose or to produce any particular result, or for any latent defects therein.

c. In no event will Columbia, or its trustees, officers, faculty members, students, employees and agents, be liable to the Company, Sublicensees, Designees or Affiliates of the foregoing, or any Third Party, for any consequential, incidental, special or indirect damages (including, but not limited to, from any destruction to property or from any loss of use, revenue, profit, time or good will) based on activity arising out of or related to this Agreement, whether pursuant to a claim of breach of contract or any other claim of any type.

d. Except in the case of willful misconduct as determined by a court of competent jurisdiction, in no event shall Columbia’s liability to Company exceed the payments made to Columbia by Company under this Agreement.

e. The parties hereto acknowledge that the limitations and exclusions of liability and disclaimers of warranty set forth in this Agreement form an essential basis of the bargain between the parties.

9. Prohibition Against Use of Columbia’s Name.

Company will not use the name, insignia, or symbols of Columbia, its faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, other employee, or student of Columbia for any purpose whatsoever without Columbia’s prior written consent. Notwithstanding the foregoing, Company may use the name of Columbia faculty members and employees who are also officers, employees or consultants of Company so long as their names are used only in corporate (including marketing) materials which factually describe their relationship with Company with no implication of endorsement or sponsorship, and are used only with the permission of such individuals.

10. Compliance with Governmental Obligations.

a. Notwithstanding any provision in this Agreement, Columbia disclaims any obligation or liability arising under the license provisions of this Agreement if Company or its Affiliates is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking steps to bring any Product to a point of practical application.

b. Company and its Affiliates shall comply upon reasonable notice from Columbia with all governmental requests directed to Columbia and provide all information and assistance necessary to comply with the governmental requests.

c. Company and its Affiliates shall use commercially reasonable efforts to ensure that research, development, manufacturing and marketing under this Agreement complies with all government regulations in force and effect including, but not limited to, Federal, state, and municipal legislation.

11. Patent Prosecution and Maintenance; Litigation.

a. Columbia, by counsel it selects to whom Company has no reasonable objection, in consultation with Company and any counsel appointed by the Company, will file, prosecute and maintain all Patents in Columbia’s name and in countries designated by the Company. As an accommodation to Company, Columbia and its counsel shall not prepare any work product for filing in the first instance. Instead, Company and its counsel shall prepare all work product for filing in the first instance and provide same to Columbia and its counsel in a timely manner prior to any filing deadline for review and filing. In the event that Company and its counsel does not provide work product for filing in a timely manner, Columbia and its counsel shall prepare same. Columbia shall instruct its patent counsel (1) to copy Company on all correspondence related to Patents (including copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application) and provide copies of all such items to Company counsel as soon as reasonably practicable, and (2) as requested by Company, to provide an update as to the current status of all Patents. The parties agree that consultation between the parties relating to the Patents under this Section 11 shall be pursuant to a common interest in the validity, enforceability and scope of the Patents. Each party shall treat such consultation, along with any information disclosed by each party in connection therewith (including any information concerning patent expenses), on a strictly confidential basis, and shall not disclose such consultation or information to any party without the other party’s prior written consent. If Company seeks to challenge the validity, enforceability or scope of any Patent, Columbia’s consultation obligation under this Section 11a shall automatically terminate; for the avoidance of doubt, any such termination shall not affect Company’s confidentiality and nondisclosure obligations with respect to consultation or disclosure of information prior to such termination, and shall not affect any other provisions of this Agreement (including Company’s reimbursement obligation under Section 11b).

b. Except as expressly set forth below, Company will reimburse Columbia for the actual fees, costs, and expenses that Columbia has incurred [***] and that Institution incurs following [***] in preparing, filing, prosecuting and maintaining the Patents, including without limitation, attorneys’ fees, the costs of any interference proceedings, oppositions, reexaminations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges (collectively, “Patent Expenses”); provided that Columbia shall consult with Company, and the parties shall agree in good faith on a strategy, before incurring any significant expenses related to interference proceedings, oppositions, reexaminations, or any other ex parte or inter partes administrative proceeding that could generate significant costs. Patent Expenses incurred [***] in connection with the Patents set forth in Exhibit A are “Past Patent Expenses,” and Columbia, using reasonable efforts, estimates Past Patent Expenses to be [***]. To the extent that the license fee paid by Company under Section 4b(i) is less than the Past Patent Expenses, such difference shall be reimbursed in full by Company to Columbia within sixty (60) days after the Effective Date.

Patent Expenses incurred by Columbia [***] (“Future Patent Expenses”) shall be reimbursed to Columbia by Company within thirty (30) days of receiving an invoice from Columbia. Upon failure of Company to pay any Past Patent Expenses or Future Patent Expenses as required by this Section 11b within 30 days from Columbia’s notice to Company of such failure, Columbia may, in its sole discretion, take either of the following actions:

i) Abandon the Patents, and in such event, Columbia will provide notice of such abandonment to Company, or

ii) In the event Columbia notifies Company that Columbia will continue to prosecute such Patents at its expense, Company will have no further rights to such Patents under this Agreement.

With respect to non-US and non-PCT Patent Expenses, Columbia will send to Company a brief description of anticipated actions by country or region (e.g., conversion to applications in specific countries or regionals such as the EPO), when the action is due, and the associated expense for such actions on a county or regional basis in advance of such action due dates (hereinafter a “Patent Expense Estimate”). For avoidance of doubt, Company’s Patent Expense reimbursement obligation for non-US countries shall cover only those it designates in which to file, prosecute and maintain Patents. The parties shall discuss same in good faith. Within the later of one month prior to the action due dates or 30 days of Company receipt of the Patent Expense Estimate, Company shall determine whether it desires for Columbia to proceed with such actions on a country-by-country basis. Failure by Company to make the associated advance payment as described for a particular action for a non-US country selected/approved by Company will be considered an election not to secure the rights associated with the specific action, and Columbia may, in its sole discretion, abandon the Patents in such country, or in the event Columbia notifies Company that Columbia will continue to prosecute such Patents at its expense in such country (“Returned Patents”), Company will have no further rights to such Returned Patents under this Agreement, effective immediately upon Company receipt of Columbia’s notification to Company. Any over-payment will be applied to future Patent Expenses. Upon Company request, any over-payment not used for future Patent Expenses within 12 months will be returned to the company promptly. Any expenses in excess of the Patent Expense estimate will be invoiced to the company.

c. Each party shall promptly notify the other in writing of any actual, alleged or threatened challenge to the validity or enforceability of the Patents of which it becomes aware. Columbia shall have the first right to defend, control and settle any such validity or enforceability challenges. Columbia shall consult with Company before taking any such actions, and the parties shall agree in good faith on a strategy before incurring any significant costs. In the event Columbia does not defend any such validity or enforceability challenge within ninety days of becoming aware of the same, or if its ceases to defend such challenge, then Company shall have the right to defend, control and settle such validity or enforceability challenge, provided that the terms of any settlement shall be subject to Columbia’s prior written consent.

d. In the event that Columbia or Company becomes aware of any Third Party who is selling a product that does or will compete with a Product sold or being developed by Company or any of its Affiliates (but not a Sublicensee, or Sublicensee Affiliate) and has a good faith belief that such Third Party is infringing an issued patent falling within the definition of Patents (“Third Party Infringer”), that Party will notify the other Party. Company shall have the right to initiate legal proceedings against any such Third-Party Infringer in its own name and at Company’s sole expense. Columbia may initiate legal proceedings against such Third Party Infringer if Company fails within [***] of receipt of such notice to either (i) cause such infringement to cease or (ii) initiate legal proceedings against the Third-Party Infringer or engage in substantive discussions with such Third-Party Infringer with respect to abating such infringement or a sublicense to such Third-Party Infringer; provided, however, that if Company reasonably determines that there are good faith, strategic reasons not to initiate legal proceedings at that time, then the Parties shall discuss same in good faith and Company’s first right to enforce shall be tolled for the period determined by the Parties for postponement of initiation of legal proceedings. Any proposed disposition or settlement of a legal proceeding filed by Company pursuant to this Section 11c to enforce any issued patent falling within the definition of Patents against any Third-Party Infringer shall be subject to Columbia’s prior written approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Company’s rights under this Section 11c shall apply only to claims of Patents that are exclusively licensed to Company under this Agreement and only in the Field and Territory that are exclusively licensed to Company under this Agreement. The party that initiates legal proceedings against such Third Party Infringer (the “Initiating Party”) shall provide the other party (the “Non-Initiating Party”) with advance written notice, as early as practicable, of its intent to file any such suit or take any such action, and shall provide the Non-Initiating Party with an opportunity to make suggestions and comments regarding such suit or action, which the Initiating Party shall consider in good faith. Thereafter, at the Non-Initiating Party’s request and from time to time during the course of such suit or action, the Initiating Party shall keep the Non-Initiating Party informed, shall consult with the Non-Initiating Party regarding the status and direction of any such suit or action, and shall provide the Non-Initiating Party with copies of all material documents filed in, or otherwise relating to, such suit or action as early as practicable in advance of any filing thereof to allow the Non-Initiating Party to comment thereon, which comments Columbia shall consider in good faith.

e. The Non-Initiating Party will provide all assistance reasonably requested by the “Initiating Party”, at the Initiating Party’s expense, and will not make any admission or assert any position in any legal or administrative proceeding that is inconsistent with or adverse to any position asserted by the Initiating Party in any proceedings against the Third Party Infringer, without the Initiating Party’s prior written consent. Any recovery, whether by way of settlement or judgment, from a third party pursuant to a legal proceeding initiated in accordance with Section 11d shall first be used to reimburse the Initiating Party and the Non-Initiating Party for its actual fees, costs and expenses incurred in connection with such proceeding. Any remaining amounts from any such settlement or judgment shall be divided as follows: (A) Columbia shall retain or receive, as applicable, the royalty that it would have otherwise received under Section 4b(iii) had such activities been performed by Company, (B) subject to clause (A), Company shall retain or receive, as applicable, all damages awarded based on lost sales of Product, and (C) all other such amounts (including any punitive or exemplary damages) shall be divided [***] to the party who initiated or carried on the proceedings and [***] to the other party.

f. In the event a party initiates or defends a legal proceeding concerning any Patent pursuant to Section 11, the other party shall cooperate fully with and supply all assistance reasonably requested by the party initiating such proceeding, including without limitation, joining the proceeding as a party if requested. The party that institutes any legal proceeding concerning any Patent pursuant to Section 11 shall have sole control of that proceeding.

12. Indemnity and Insurance.

a. Company will indemnify, defend, and hold harmless Columbia, its trustees, officers, faculty, employees, students and agents, from and against any and all third party actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including attorneys’ fees) based on, arising out of, or relating to: (i) the discovery, development, manufacture, packaging, use, sale, offering for sale, importation, exportation, distribution, rental or lease of Products, even if altered for use for a purpose not intended, (ii) the use of Patents, Materials or Technical Information by Company, Sublicensees, Designees, or their Affiliates or customers, (iii) any representation made or warranty given by Company, Sublicensees, Designees, or their Affiliates with respect to Products, Patents, Materials or Technical Information, (iv) any infringement claims relating to Products, Patents, Materials or Technical Information, and (v) any asserted violation of the Export Laws (as defined in Section 14 hereof) by Company, Sublicensees, Designees, or their Affiliates, except in each case to the extent attributable to the gross negligence or willful misconduct of Columbia as determined by a court of competent jurisdiction. Except as separately provided for under Sections 11(c)-(f), Columbia will promptly notify Company in writing any action, suit, claims, demands or prosecutions (“Claim”) for which it will be seeking indemnification and grant Company control of the defense and settlement of the Claim, provided that the failure of Columbia to give notice as provided above shall not relieve Company of its defense or indemnification obligations, except to the extent that the failure results in actual prejudice or damage to Company. Company will direct the defense and settlement of any such Claim with counsel of its choosing who are reasonably acceptable to Columbia. Company shall not settle any such action without the written consent of Columbia, which consent shall not be unreasonably withheld. Company will not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified entities a release from all liability with respect to the Claim.

b. Commencing at least five (5) business days prior to the first Product being offered for sale or entering human clinical trials, Company shall obtain and maintain during the term of this Agreement, Commercial General Liability insurance including product liability and contractual liability coverage applicable to Company’s indemnity obligations under Section 12a) with reputable and financially secure insurance carriers reasonably acceptable to Columbia to cover the activities of Company, Sublicensees, Designees, and their Affiliates, for minimum limits of $5,000,000 combined single limit for personal injury and property damage per occurrence and in the aggregate. Such insurance shall include Columbia as additional insureds. Company shall furnish a certificate of insurance evidencing such coverage, with thirty days’ written notice to Columbia of cancellation or material change in coverage. The minimum amounts of insurance coverage required herein shall not be construed as creating any limitation on the Company’s indemnity obligation under Section 12a of this Agreement.

c. Company’s insurance shall be primary coverage; any insurance Columbia may purchase shall be excess and noncontributory. The Company’s insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

d. Company shall at all times comply with all statutory workers’ compensation and employers’ liability requirements covering its employees with respect to activities performed under this Agreement.

13. Marking.

Prior to the issuance of patents falling within the definition of Patents, Company shall mark all Patent Products made, sold, offered for sale, imported, or otherwise disposed of by Company under the license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of such patents. The Company shall cause its Affiliates, and use reasonable efforts to cause its Sublicensees and Designees and their Affiliates, to comply with the marking requirements of this Section 13.

14. Export Control Laws.

Company agrees to comply with U.S. export laws and regulations pertaining to the export of technical data, services and commodities, including the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the regulations administered by the Treasury Department’s Office of Foreign Assets Control (31 C.F.R. § 500, et seq.), and the Anti-Boycott Regulations (15 C.F.R. § 760). The parties shall cooperate with each other to facilitate compliance with these laws and regulations.

Company understands that sharing controlled technical data with non-U.S. persons is an export to that person’s country of citizenship that is subject to U.S. export laws and regulations, even if the transfer occurs in the United States. Company shall obtain any necessary U.S. government license or other authorization required pursuant to the U.S. export control laws and regulations for the export or re-export of any commodity, service or technical data covered by this Agreement, including technical data acquired from Columbia pursuant to this Agreement and products created as a result of that data.

15. Breach and Cure.

a. In addition to applicable legal standards, Company shall be deemed to be in material breach of this Agreement for: (i) failure to pay fully and promptly amounts due pursuant to Section 4 (including without limitation any payments required under subsection h thereof) and payable pursuant to Section 5; (ii) failure of Company to meet any of its obligations under Section 6 of this Agreement; (iii) failure to comply with governmental requests directed to Columbia pursuant to Section 10b; (iv) failure to reimburse Columbia for or pay fully and promptly the costs of prosecuting and maintaining Patents pursuant to Section 11; (v) failure to obtain and maintain insurance in the amount and of the type provided for in Section 12; and (vi) failure to comply with the Export Laws under Section 14.

b. Either party shall have the right to cure its material breach. The cure shall be effected within a reasonable period of time but in no event later than [***] after notice of any breach given by the non-breaching party.

16. Term of Agreement.

a. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until its expiration or termination in accordance with this Section 16.

b. Unless terminated earlier under any provision of this Agreement, the term of the licenses granted hereunder shall extend, on a country-by-country and product-by-product basis, until the later of (i) the date of expiration of the last to expire of the issued patents falling within the definition of Patents, or (ii) the expiration of the Other Product Royalty Term for such product in such country.

c. Columbia may terminate this Agreement: (i) upon [***] days written notice to Company if Columbia elects to terminate in accordance with [***]; (ii) upon written notice to Company for Company’s material breach of the Agreement and Company’s failure to cure such material breach in accordance with Section 15b; (iii) in the event Company becomes insolvent or is generally not paying its debts as such debts become due, unless Company can provide adequate assurance of future performance, including diligent development and sales of Product; (iv) in the event Company ceases to conduct business as a going concern; and (v) in the event Company (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or other forum. Termination under (ii) – (v) shall be effective upon date of notice sent pursuant to Section 17. If the Company disputes in good faith such material breach or its failure to cure such breach by written notice to Columbia within such [***] period, then such dispute shall be submitted to the dispute resolution procedures set forth in Article 26(a). In that event, the notifying Party does not have the right to terminate until it has been determined, pursuant to the procedures set forth in Article 26(a), that Company is in material breach of this Agreement, and such breaching Party further fails to cure such breach within [***] after the conclusion of any proceedings under Article 26(a).

d. Company shall have the right to terminate this Agreement for any reason upon thirty (30) days prior written notice.

e. Upon any termination of this Agreement other than under Section 16d, if the license granted to Company under this Agreement is sublicensed, then each Sublicensee that is not at such time in material breach of its sublicense shall have the right to obtain a license from Columbia on the same terms and conditions as set forth herein, which shall not impose any representations, warranties, obligations or liabilities on Columbia that are not included in this Agreement and (i) the scope of the license granted directly by Columbia to such sublicensee shall be co-extensive with the scope of the sublicense granted by Company to such sublicensee, and (ii) if the sublicense granted to such sublicensee was non-exclusive, such sublicensee shall not have the right to participate in the prosecution or enforcement of the Patents under the license granted to it directly by Columbia. Any sublicense granted by Company will contain provisions corresponding to those of this paragraph respecting termination and the conditions of continuance of sublicenses.

f. Upon expiration of the term of this Agreement as set forth in Section 16(b), Company shall have a non-exclusive, perpetual, license to use the Technical Information and Materials.

g. Sections 5c, 5e, 5f, 5g, 7, 8, 9, 10, 12, 14, 16e, 16f, 16g, 16h, 16i, 17, 19, 22, 23, and 25, 26 will survive any termination or expiration of this Agreement.

h. Any termination of this Agreement shall not adversely affect any rights or obligations that may have accrued to either party prior to the date of termination, including without limitation, Company’s obligation to pay all amounts due and payable under Sections 4 (including any payments required under subsection h thereof), 5 and 11 hereof.

i. Upon any termination of this Agreement for any reason other than the expiration of this Agreement under Section 16b or Company’s failure to cure a material breach of this Agreement under Section 16c(ii), Company, Sublicensees, Designees, and their Affiliates shall have the right, for [***] or such longer period as the parties may reasonably agree, to dispose of Products or substantially completed Products then on hand, and to complete orders for Products then on hand, and royalties shall be paid to Columbia with respect to such Products as though this Agreement had not terminated. If this Agreement expires under Section 16b, then the Company shall thereafter be free to use the Technical Information and Materials without any further obligation to Columbia.

h. Notwithstanding anything to the contrary in the Agreement, to the extent the manufacture of a Product is Covered By an issued patent within the definition of Patents and occurs prior to the expiration of such issued patent, the sale of that Product after the expiration date of the issued patent shall still constitute a royalty-bearing sale under Section 4.

17. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be considered given (i) when mailed by certified mail (return receipt requested), postage prepaid, or (ii) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged,

if to Columbia, to:	Executive Director Columbia Technology Ventures Columbia University [***]

copy to:	General Counsel Columbia University [***]

if to the Company, to:
Singular Genomics, Inc. (c/o Seed General Council) 1201 Camino Del Mar, Suite 202 Del Mar, California 92014 Attn: Drew Spaventa

copy to:
Singular Genomics, Inc. (c/o Seed General Council) 1201 Camino Del Mar, Suite 202 Del Mar, California 92014 Attn: Seed General Council

or to such other address as a party may specify by notice hereunder.

18. Assignment. This Agreement and all rights and obligations hereunder may not be assigned by either party without the written consent of the other party, except that Company may assign this Agreement, without the written consent of Columbia, to an entity that acquires all or substantially all of its business or assets, whether through merger, reorganization or otherwise, provided that the party to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning party under this Agreement. Company shall provide Columbia with written notice of any such assignment. Any attempt to assign without compliance with this provision shall be void.

19. Waiver and Election of Remedies. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing and signed by an authorized representative of the party against which such waiver is being sought. The pursuit by either party of any remedy to which it is entitled at any time or continuation of the Agreement despite a breach by the other shall not be deemed an election of remedies or waiver of the right to pursue any other remedies to which it may be entitled.

20. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns to the extent assignment is permitted under this Agreement.

21. Independent Contractors. It is the express intention of the parties that the relationship of Columbia and the Company shall be that of independent contractors and shall not be that of agents, partners or joint venturers. Nothing in this Agreement is intended or shall be construed to permit or authorize either party to incur, or represent that it has the power to incur, any obligation or liability on behalf of the other party.

22. Entire Agreement; Amendment. This Agreement, together with the Exhibits, sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, concerning such subject matter. This Agreement may be amended only by written agreement duly executed by the parties.

23. Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid, illegal or unenforceable, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable, unless such construction would materially alter the meaning of this Agreement. By way of example, but not by way of limitation, Sections 4h(i), 4h(ii) and 4h(iii) are intended by Company and Columbia to be severable from each other, such that if one clause is found to be unenforceable, the other clauses remain operative and in effect.

24. No Third-Party Beneficiaries. Except as expressly set forth herein, the parties hereto agree that there are no third-party beneficiaries of any kind to this Agreement.

25. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York as applicable to agreements made and wholly performed within the State of New York, and without reference to the conflict or choice of laws principles of any jurisdiction.

26. Dispute Resolution:

(a) Internal Resolution. The Parties shall discuss in good faith for a period of no less than thirty (30) days any disputes arising between the Parties in connection with this Agreement. In the event such a dispute between the Parties is not settled within thirty (30) days, the issue shall be referred to the Executive Director of Columbia Technology Ventures, or his/her designee, and an officer of Company, or his/her designee, for discussions in good faith for a period of no less than thirty (30) days. If no agreement is reached by the executives within such additional thirty (30) day period, then either Party may initiate dispute resolution procedures pursuant to Section 26(b).

(b) Unless otherwise separately agreed in writing, the parties agree that any and all claims arising under or related to this Agreement shall be heard and determined only in either the United States District Court for the Southern District of New York or in the courts of the State of New York located in the City and County of New York, and the parties irrevocably agree to submit themselves to the exclusive and personal jurisdiction of those courts and irrevocably waive any and all rights any such party may now or hereafter have to object to such jurisdiction or the convenience of the forum.

27. Execution in Counterparts; Facsimile or Electronic Transmission. This Agreement may be executed in counterparts, and by facsimile or electronic transmission. This Agreement is not binding on the parties until it has been signed below on behalf of each party.

IN WITNESS WHEREOF, Columbia and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK

By:	/s/ Orin Herskowitz
Name:	Orin Herskowitz
Title:	Exec Dir, CTV

SINGULAR GENOMICS SYSTEMS, INC.

By:	/s/ Andrew Spaventa
Name:	Andrew Spaventa
Title:	Chief Executive Officer

EXHIBIT A

Patents

[***]

EXHIBIT B

Materials

[***]

EXHIBIT C

Technical Information

[***]

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

FIRST AMENDMENT

TO

LICENSE AGREEMENT

This FIRST AMENDMENT TO LICENSE AGREEMENT (this “Amendment”) is made and entered into as of September 7, 2016 (“Amendment Effective Date”) by and between Singular Genomics Systems Inc. (“Company”) and The Trustees of Columbia University in the City of New York (“Columbia”).

W I T N E S S E T H:

WHEREAS, Company and Columbia are parties to that certain License Agreement dated August 12, 2016 (the “Agreement”). Each capitalized term used herein, and not otherwise defined herein, shall have the meaning set forth in the Agreement;

WHEREAS, Company and the Columbia wish to amend the Agreement in certain respects to add intellectual property licensed to Company under the Agreement and additional diligence milestones and payments in consideration for such intellectual property;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto hereby agree as follows:

1.

Replacement of Exhibit A with Exhibit A-1 (Patents). Exhibit A is hereby deleted in its entirety and replaced with Exhibit A-1 attached as Appendix 1 hereto. Each mention in the Agreement of “Exhibit A” will now be deemed to be a reference to “Exhibit A-1”.

2.

Replacement of Exhibit C with Exhibit C-1 (Technical Information). Exhibit C is hereby deleted in its entirety and replaced with Exhibit C-1 attached as Appendix 2 hereto. Each mention in the Agreement of “Exhibit C” will now be deemed to be a reference to “Exhibit C-1”.

3.	Section 4d shall be amended by adding the following language after subsection (4):

“(5) [***] on first commercial sale of a Patent Product Covered by a Valid Claim of a Patent resulting from [***].”

4.	Section 6a shall be amended by adding the following language to the end of the provision:

“(4) First commercial sale of a Patent Product Covered by a Valid Claim of a Patent resulting from [***];

(5) Within [***] of the Effective Date, the Company shall have commenced and be engaged in active, bona fide development for a Patent Product Covered by a Valid Claim of a Patent resulting from [***].”

5.	Section 6b shall be amended by deleting the last sentence of Section 6(b) and replacing it with the following:

“If Company does not make such payment or, if after the extension, on a milestone-by-milestone basis, Company fails to achieve the milestone, then: (1) [***], Columbia shall have the option, in its sole discretion, to terminate this Agreement or convert any or all of such exclusive licenses to nonexclusive licenses with no right to sublicense and no right to initiate legal proceedings pursuant to Section 11; and (2) for [***], Columbia shall have the option, in its sole discretion of terminating this Agreement solely with respect to Patents resulting from [***] and its associated Technical Information or converting the exclusive licenses to [***] and its associated Technical Information to nonexclusive licenses with no right to sublicense and no right to initiate legal proceedings pursuant to Section 11.”

6.

Except as expressly set forth in this Amendment, the Agreement shall remain in full force and effect. If there is any inconsistency or conflict between this Amendment and the Agreement, the provisions of this Amendment shall govern and control. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have causes this Amendment to Agreement to be executed as of the date first above written.

THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK

By:	/s/ Orin Herskowitz
Name:	Orin Herskowitz
Title:	Exec Dir, CTV

[***]

SINGULAR GENOMICS SYSTEMS, INC.

By:	/s/ Andrew Spaventa
Name:	Andrew Spaventa
Title:	Chief Executive Officer

Appendix 1

EXHIBIT A-1: Patents

[***]

Appendix 2

EXHIBIT C-1: Technical Information

[***]

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

SECOND AMENDMENT

TO

LICENSE AGREEMENT

This SECOND AMENDMENT TO LICENSE AGREEMENT (this “Amendment”) is made and entered into as of November 4, 2016 (“Amendment Two Effective Date”) by and between Singular Genomics Systems Inc. (“Company”) and The Trustees of Columbia University in the City of New York (“Columbia”).

W I T N E S S E T H:

WHEREAS, Company and Columbia are parties to that certain License Agreement dated August 12, 2016, as amended by the First Amendment dated September 7, 2017 (the “Agreement”). Each capitalized term used herein, and not otherwise defined herein, shall have the meaning set forth in the Agreement;

WHEREAS, Company and the Columbia wish to amend the Agreement in certain respects to add intellectual property licensed to Company under the Agreement and amend the diligence milestones and payments in consideration for such intellectual property;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto hereby agree as follows:

1.

Replacement of Exhibit A-1 with Exhibit A-2 (Patents). Exhibit A-1 is hereby deleted in its entirety and replaced with Exhibit A-2 attached as Appendix 1 hereto. Each mention in the Agreement of “Exhibit A” or “Exhibit A-1” will now be deemed to be a reference to “Exhibit A-2”.

2.

Replacement of Exhibit B with Exhibit B-2 (Materials). Exhibit B is hereby deleted in its entirety and replaced with Exhibit B-2 attached as Appendix 2 hereto. Each mention in the Agreement of “Exhibit B” will now be deemed to be a reference to “Exhibit B-2”.

3.

Replacement of Exhibit C-1 with Exhibit C-2 (Technical Information). Exhibit C-1 is hereby deleted in its entirety and replaced with Exhibit C-2 attached as Appendix 3 hereto. Each mention in the Agreement of “Exhibit C” or “Exhibit C-1” will now be deemed to be a reference to “Exhibit C-2”.

4.	Section 4b(ii) shall be amended by deleting, in its entirety, the second bullet point which reads as follows:

•	[***]

5.	Sections 4d(1)-(3) shall be amended by deleting it entirely and adding the following as the new Sections 4d(1)-(3):

(1) [***] payable on the 6 month anniversary of the achievement date of [***];

(2) [***] payable on the 6 month anniversary of the achievement date of the first commercial sale of a Product that is a Consumable;

(3) [***] payable on the 6 month anniversary of the achievement date of the first commercial sale of a Patent Product that is a System;

6.	Section 4d shall be amended by adding the following language after subsection (5):

“(6) The parties will within six (6) months of the Amendment Two Effective Date enter into good faith discussions for the addition of one (1) development milestone payment to be added as Section 4d(6) per a separate written amendment.

7.	Section 11b shall be amended by adding the following language to the end of the first (1st) paragraph:

Solely with respect to Past Patent Expenses for Patents from [***], payment of such [***] shall be deferred until a time to be negotiated in good faith between the parties and recorded per a separate written amendment within [***]. Company’s obligation to pay to Columbia the [***] shall survive (1) termination of this Agreement, or (2) termination of the licenses granted under Section 2 with respect to Patents from [***], provided either of these termination events occurs more than [***]. For the avoidance of doubt, payment of Future Patent Expenses for [***] shall be in accordance with the next paragraph of this Section 11b.

8.

Within [***], Company may terminate [***] upon written notice to Columbia. Upon Columbia’s receipt of Company’s notice of termination of the [***] shall be deleted from this Amendment, the Patents related to [***] shall be deleted from Exhibit A-2, the Technical Information related to [***] shall be deleted from Exhibit C-2 and, subject to Section 16h, the Company shall have no further rights, liability or obligation relating thereto.

9.

Except as expressly set forth in this Amendment, the Agreement shall remain in full force and effect. If there is any inconsistency or conflict between this Amendment and the Agreement, the provisions of this Amendment shall govern and control. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Agreement to be executed as of the date first above written.

THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK

By:	/s/ Orin Herskowitz
Name:	Orin Herskowitz
Title:	Executive Director Columbia Technology Ventures

[***]

SINGULAR GENOMICS SYSTEMS, INC.

By:	/s/ Andrew Spaventa
Name:	Andrew Spaventa
Title:	Chief Executive Officer

Appendix 1

EXHIBIT A-2: Patents

[***]

Appendix 2

EXHIBIT B-2: Materials

[***]

Appendix 3

EXHIBIT C-2: Technical Information

[***]

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

THIRD AMENDMENT

TO

LICENSE AGREEMENT

This THIRD AMENDMENT TO LICENSE AGREEMENT (this “Amendment”) is made and entered into as of June 20, 2017 (“Amendment Three Effective Date”) by and between Singular Genomics Systems Inc. (“Company”) and The Trustees of Columbia University in the City of New York (“Columbia”).

W I T N E S S E T H:

WHEREAS, Company and Columbia are parties to that certain License Agreement dated August 12, 2016, as amended on September 7, 2016 and November 4, 2016 (collectively, the “Agreement”). Each capitalized term used herein, and not otherwise defined herein, shall have the meaning set forth in the Agreement;

WHEREAS, Company and the Columbia wish to amend the Agreement in certain respects to add intellectual property licensed to Company under the Agreement and amend the diligence milestones and payments in consideration for such intellectual property;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto hereby agree as follows:

1.

Replacement of Exhibit A -2 (Patents) with Exhibit A-3. Exhibit A-2 is hereby deleted in its entirety and replaced with Exhibit A-3 attached as Appendix 1 hereto. Each mention in the Agreement of “Exhibit A-2” will now be deemed to be a reference to “Exhibit A-3”.

2.

Replacement of Exhibit C-2 (Technical Information) with Exhibit C-3. Exhibit C-2 is hereby deleted in its entirety and replaced with Exhibit C-3 attached as Appendix 2 hereto. Each mention in the Agreement of “Exhibit C-2” will now be deemed to be a reference to “Exhibit C¬3”.

3.	Section 4b(iii)(1) shall be deleted in its entirety and replaced with the following language:

“(1) [***] on Net Sales of Patent Products that are chemicals, reagents or consumables (“Consumable”) [***] in Net Sales of Products upon which the royalty on Net Sales of Consumables will [***] of Net Sales of Consumables;”

4.

The Company and Columbia acknowledge that the Company gave Columbia notice that terminated Section 5 (including the Amendment Two version of Section 4d(6) of the Agreement) and 6 of Amendment Two. Section 4d shall be amended by adding the following language after subsection (5):

“(6) [***] on first commercial sale of a Product that [***].”

5.

Section 6(a) shall be amended by adding the following language to the end of the provision: “(6) Conduct good faith due diligence on opportunities to develop and commercialize Products that (i) use or incorporate any information, data, or subject matter disclosed in [***] or (ii) are Covered by a Valid Claim of a Patent resulting from [***], including assessing the market opportunity and technical feasibility, and shall share such results with Columbia [***] of Amendment Three Effective Date.”

6.

Except as expressly set forth in this Third Amendment, the Agreement shall remain in full force and effect. If there is any inconsistency or conflict between this Third Amendment and the Agreement, the provisions of this Third Amendment shall govern and control. This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Third Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Agreement to be executed as of the date first above written.

THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK

By:	/s/ Orin Herskowitz
Name:	Orin Herskowitz
Title:	Executive Director Columbia Technology Ventures

[***]

SINGULAR GENOMICS SYSTEMS INC.

By:	/s/ Andrew Spaventa
Name:	Andrew Spaventa
Title:	Chief Executive Officer

Appendix I

EXHIBIT A-3: Patents

[***]

Appendix 2

EXHIBIT C-3: Technical Information

[***]